EXHIBIT 99.3

IRREVOCABLE PROXY

(Common Stock of ProPhase Labs, Inc.)

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Matrixx Initiatives, Inc., a Delaware corporation (the “Proxy Holder”), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of common stock, par value $0.0005 per share (the “Common Stock”) of ProPhase Labs, Inc. (the “Company”) that are “Option Shares”, as defined in, and pursuant to, that certain Stock Option Agreement, by and between the undersigned and the Proxy Holder, dated as of the date hereof (the “Stock Option Agreement”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any Common Stock of the Company are hereby revoked, and no subsequent proxies will be given with respect to any of the Option Shares.

This proxy is IRREVOCABLE, is COUPLED WITH AN INTEREST and is granted pursuant to the Stock Option Agreement, and is for the benefit of the Proxy Holder in consideration of the Option Purchase Price (as defined in the Stock Option Agreement) paid by the Proxy Holder to the undersigned pursuant thereto. Capitalized terms used herein but not otherwise defined in this irrevocable proxy have the meanings ascribed to such terms in the Stock Option Agreement.

The Proxy Holder will be empowered and may exercise this irrevocable proxy if the Proxy Holder gives notice of its intent to exercise such rights to the undersigned, to take any of the following actions: (i) exercise all voting and other rights pertaining to the Option Shares, whether at any meeting of stockholders of the Company, action by written consent or otherwise and (ii) exercise any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Option Shares as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Option Shares upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of the Company, or upon the exercise by the Proxy Holder of any right, privilege or option pertaining to the Option Shares, and in connection therewith, the right to deposit and deliver any and all of the Option Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Proxy Holder may determine).

This proxy is granted in accordance with the laws of the State of Delaware and, to the extent permitted by law, this proxy shall continue in full force and effect until the earlier of (i) the date that the Proxy Holder exercises the Option in full and (ii) the Expiration Date.

In the event that any provision of this proxy becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this proxy shall continue in full force and effect without said provision to the extent the intent of the undersigned and the Proxy Holder is effected. In such event, the undersigned shall, to the extent requested by the Proxy Holder, enter into such legal, valid and enforceable substitute provision as most nearly effects the intent of such parties in entering into this proxy.

Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Option Shares).

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy as of this 4th day of September, 2012.

/s/ Guy J. Quigley
GUY J. QUIGLEY

3720 Fountain Circle
Fountainville, Pennsylvania 18923